Exhibit (a)(5)(O)

Avast and AVG become one

Avast Software CEO, Vince Steckler, announces the completion of the acquisition of a majority stake in AVG Technologies.

In July, we announced our plan to acquire AVG Technologies. Today, I am proud to announce the completion of the acquisition of a majority stake in AVG. So we will operate as a single company as of Monday, October 3, 2016. I would like to extend a warm welcome to the AVG team, AVG customers, as well as carrier and channel partners, and I am eager to tell you about our plans for the next few months.

For nearly 30 years, AVG and Avast have grown up side by side, providing great security products to hundreds of millions of users around the world for free. Our similarities will make integrating AVG and Avast smooth and uncomplicated. We will continue to offer and support both the AVG and Avast branded products, and are transforming into a full service security company with the largest consumer installed base in the world and a significant SMB Business, and Mobile Enterprise business.

So what are we gaining through this acquisition?

We now provide unprecedented protection for our users. This is possible by expanding our user base to more than 400 million users worldwide, 160 million of which are mobile users. With our user base nearly doubling, we now have the most advanced threat detection network in the world. Our security technology runs in the cloud, based on a vast machine learning network. Each of our endpoints running our products acts as a sensor for malicious files and activities. Suspicious files are sent to our cloud servers, where they are subjected to a thorough check, possibly involving running the files in a virtual machine, machine learning analysis, and other proprietary checks. Our technology determines whether or not a file is malicious. If our artificial intelligence technology determines that a file is malicious, it pushes this information to our cloud servers, resulting in full protection of our more than 400 million users, in nearly real time.

With each endpoint, we acquire insights into the current threat landscape and can therefore better protect our customers. With acquiring AVG, we now prevent around one billion malware attacks, block more than 500 million malicious URLs and around 50 million phishing attacks per month, and handle around 9 million new executable files every month, 25% of which are malicious.

In addition, the cross pollination of technologies and the addition of talent to our Threat Labs will make us more robust than ever before, so you can worry less about security threats. We now have stronger capacities to create specialized task forces that will be dedicated to new threats targeting mobile devices and Internet of Things devices in our homes, as well as the current ravaging threats like ransomware.

We are also further expanding our protection capabilities by adding IDP – Online Process Monitoring technology, which empowers us to detect threats before they can do any harm. Additionally, we are adding AVG’s advanced front-end detection solution to our strong machine learning technology and cloud-based solutions.

Through the acquisition, we are also expanding our capabilities to protect mobile users. Threats targeting mobile devices are different than the ones targeting PCs and Macs, as the iOS and Android mobile operating system infrastructures are much simpler and apps are hidden away in sandboxes, where they cannot access one another. While ransomware and social engineering threats are still a problem on mobile, there are more security issues to solve than malware. If you install a security app at the app level, it can easily be removed. Therefore, mobile security is stronger if installed at a deeper level, like the carrier level. AVG’s Location Labs product is tightly integrated with the four largest U.S. carriers. The product prevents teenagers from texting while driving or during school hours, from visiting harmful websites, and protects their photos from being leaked. We will be further building upon this technology and partnerships with mobile operators.

Moreover, Avast will continue working with AVG’s strong SMB business and reseller base, enabling us to support more businesses. We will incorporate the Avast channel program into AVG’s program. This will give partners access to both product sets, and to more customers. They will have more in their bag to sell, as some businesses may prefer AVG, while others may prefer Avast.

For our consumer customers, the Avast and AVG brands will remain the same, as we know some of you out there prefer one brand over the other. The underlying engine will be stronger than ever for both user groups. Overall, users will get more from our security products, as we will add features from AVG to the Avast product that we haven’t had there before, and vice versa. We are planning on introducing our first new joint antivirus product early next year.

Ultimately, we are expanding our geographic footprint. AVG has traditionally been strong in English speaking markets, including the U.S. and the U.K., while Avast has been strong in non-English speaking markets. For example, we are the number one or two consumer security provider in Russia, France, Brazil, as well as in most of Europe and Latin America. Putting the two companies together, our largest user base is now in the U.S., with over 58 million users. The combination of both companies will make us stronger, allow us to weather geographical economic ups and downs, and make us significantly more stable overall.

This is a very exciting time at Avast and I am thrilled to be a part of this new combined company that is more capable than ever of helping people around the world stay safe.

Forward-Looking Statements

This communication contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; AVG’s delisting from the New York Stock Exchange and suspension of AVG‘s reporting obligations under the Exchange Act and to consummate the transactions and their plans described in this communication; and AVG’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG’s filings with the U.S. Securities and Exchange Commission, including AVG’s Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to purchase or a solicitation of an offer to sell any securities of AVG. The solicitation and offer to purchase ordinary shares of AVG is being made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, filed by Avast with the SEC on July 29, 2016 (as subsequently amended, the “Tender Offer Statement”). AVG filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on July 29, 2016 (as subsequently amended, the “Solicitation/Recommendation Statement”). AVG shareholders are urged to read the Tender Offer Statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, carefully and in their entirety because they will contain important information that AVG shareholders should consider before making any decision regarding tendering their securities. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AVG will be available free of charge on AVG’s website at investors.avg.com.